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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors
  Acclaim Entertainment, Inc.


         We consent to the use in this registration statement (No. 333-59078) on Amendment No. 3 to Form S-3 of Acclaim Entertainment, Inc. of our report dated October 23, 2001, which report is included in Acclaim's 2001 Annual Report on Form 10-K, and is incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated October 23, 2001, contains an explanatory paragraph that states that the Company has working capital and stockholders' deficits at August 31, 2001 and a recurring use of cash in operating activities that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



New York, New York                                         KPMG LLP
December 10, 2001